Exhibit 10.1
EQUITY JOINT VENTURE CONTRACT
OF
[NAME OF JOINT VENTURE]
BETWEEN
YIMA COAL INDUSTRY GROUP CO., LTD.
AND
SYNTHESIS ENERGY INVESTMENT HOLDINGS, INC.
August 2009

This Equity Joint Venture Contract (the “Contract”) is executed on 27 August, 2009 by and between the following Parties in Zhengzhou city, Henan province, PRC:
Yima Coal Industry Group Co., Ltd. (“YMCIG”); and
Synthesis Energy Investment Holdings, Inc. (“SES”)
Preamble
The goals of the JV Company are: in the spirit of economic cooperation and technology exchange, in reliance on the industrial and market advantages of San Men Xia Henan Province, in response to government’s encouragement over the use of comprehensive resources, to dedicate to the use of low quality coal and the development of clean coal technologies. Through the use of advanced equipment, technology and management system, produce synthesis gas in economical and environmentally friendly manners. To seek satisfactory economic returns through quality and price competitiveness.
Chapter I General Principles
YMCIG and SES have entered into this Contract in accordance with the Law of the People’s Republic of China on Sino-Foreign Equity Joint Ventures, the Implementing Regulations of the Law of the People’s Republic of China on Sino-Foreign Equity Joint Ventures and other Chinese laws and regulations, and in the spirit of equality and mutual benefit through friendly consultations.
Chapter II Parties to the Contract
Article 1 The parties to this Contract (collectively as “Parties” and individually as “Party”) are:
Yima Coal Industry Group Co., Ltd. a company limited by shares incorporated in accordance with the laws of the People’s Republic of China, with its registered address at No. 6 Qian Qiu Road, Yima City, Post Code: 472300, Henan Province, China.
Legal Representative (Nationality): Wu Yu Lu (PRC)
Synthesis Energy Investment Holdings, Inc. a company incorporated in accordance with the laws of Mauritius, with its registered address at 3/F Amod Building, 19 Poudriere Street, Port Louis, Mauritius.
Authorized Representative (Nationality): Donald P. Bunnell (USA)

Chapter III Equity Joint Venture
Article 2 [NAME OF JOINT VENTURE], ([NAME OF JOINT VENTURE], the “JV Company”) shall be an equity joint venture company formed by YMCIG and SES in accordance with the provisions of the Law of the PRC on Sino-Foreign Equity Joint Ventures and other Applicable Laws.
Article 3 The Chinese name of the JV Company shall be [NAME OF JOINT VENTURE]; the English name shall be [NAME OF JOINT VENTURE].
The legal address of the JV Company: Floor 1, Building 3, No. 15 Caoyang Road, Yima City.
Article 4 All activities of the JV Company shall be in compliance with Chinese laws and regulations.
Article 5 The JV Company shall adopt the organizational form of a limited liability company with independent legal person status, shall conduct independent accounting and shall be responsible for its own profit and loss. The Parties hereto shall distribute profits in accordance with the terms set forth herein and shall bear risks and losses to the limit of their respective contributions to the registered capital of the JV Company.
Chapter IV Purpose, Business Scope and Scale
Article 6 The aims of the Parties are: [INSERT AIM OF JOINT VENTURE].
Article 7 The main business scope of the JV Company is: [INSERT SCOPE OF JOINT VENTURE].
Article 8 The daily production scale of the JV Company shall be approximately [INSERT SCALE OF JV COMPANY]. The construction of joint venture project shall be divided into phases.
Chapter V Total Investment, Registered Capital, Form of Investment and Financing of the JV Company
Article 9 The total investment in the JV Company shall be RMB [INSERT AMOUNT].
Article 10 The registered capital of the JV Company shall be RMB [INSERT AMOUNT]which will be adjusted in accordance with 50 percent of the actual total investment.
The amount, form and percentage of registered capital contribution:
     (1) SES shall contribute USD cash equivalent to RMB [INSERT AMOUNT] ( calculated according to the base exchange rate published by the People’s Bank of China on the date of payment ), representing 25% shares in the JV Company; and
     (2) YMCIG shall contribute RMB [INSERT AMOUNT] in cash, representing 75% shares in the JV Company.
Article 11 Prior to the establishment of the JV Company, the Parties shall make an application to the relevant department of SAFE to open a special account. Upon the opening of the account, the Parties shall inject capital into the account in proportion to their respective shareholding interests to cover the pre-operation expenses. After the establishment of the JV Company, such expenses shall be counted as pre-operation expenses and amortized according to law and shall be reimbursed to the Parties within ninety (90) days after the registration of the JV Company.

Article 12 The registered capital shall be contributed in one time by the Parties within three (3) months after obtaining the business license.
Article 13 The Parties shall appoint an accounting firm recognized by the Parties and registered in China to verify each Party’s registered capital contributions and issue verification reports with respect to such contributions.
Article 14 Unless otherwise agreed by both Parties and with approval from the Relevant State Agencies:
     (1) the JV Company shall not reduce its registered capital during the Term;
     (2) neither Party shall transfer any of its shares in the JV Company save as permitted pursuant to Article 17.
     Any increase or decrease in the registered capital of the JV Company shall require the unanimous approval of the Board of Directors and the approval of the original examining and approval authorities of the JV Company, and formalities for the alteration of registration with the original registration office shall be undertaken.
Article 15 If the Parties later agree to increase the registered capital of the JV Company to construct an expansion of the project,: then YMCIG agrees that SES shall have the option (“Option”) to contribute more registered capital than YMCIG for such expansion so that SES’s ownership share in the JV Company shall be 49% after such increase. If SES finally exercises the aforementioned Option, then the Parties agree to re-negotiate the terms and conditions of the Contract and Articles of Association based on the Contract and Articles of Association for the JV Company as previously executed between the Parties on 30 April, 2009. Each Party shall procure that its directors shall vote in favour of a resolution of the Board of Directors approving SES’ increase in share ownership in the JV Company from 25% to 49%. Such increase shall be approved by the original approval authority and other related authorities.
Article 16 (1) The difference between the actual total investment of the JV Company and the registered capital of the JV Company shall be financed by the JV Company by way of bank loans or other forms of security as the Board of Directors may unanimously approve in accordance with Article 24 (2). Each Party shall procure that its directors shall vote in favour of a resolution of the Board of Directors approving such financing with security.
(2) If the JV Company fails to satisfy the capital needs of project construction through the method outlined in Article 16(1), YMCIG hereby agrees to provide corporate security as may be required by the relevant Chinese bank in order to secure reasonable project financing until the JV Company is able to obtain bank loan through its assets or credit; prior to YMCIG’s provision of such security to the Chinese bank for the JV Company, SES shall pledge in favour of YMCIG its shares in the JV Company as security for the loan proportionate to SES’ share in the JV Company. Such pledge as counter security shall be in accordance with the “PRC Security Law” and other relevant laws, and details of the pledge shall be agreed in the share pledge agreement to be entered into by the Parties. The share pledge agreement and the security agreement by which YMCIG provides financing security for the JV Company shall become effective at the same time and the two agreements shall be conditional upon each other.
(3) If the JV Company fails to satisfy the capital needs of project construction through the method of shareholder’s guarantee outlined in Article 16(2), YMCIG hereby agrees to provide a shareholder’s loan to the JV Company. The term of the shareholder’s loan shall remain valid until the JV Company is able to obtain a bank loan through its assets or credit. The principle amount of the shareholder’s loan shall satisfy the needs of the project construction schedule, and the interest rate shall be in accordance with the bank loan rate for the same term of the loan. Prior to YMCIG providing the loan to the JV Company, SES shall pledge its share in the JV Company as security for the loan proportionate to SES’ share in the JV Company.
(4) Neither Party may pledge its shares to a third party without the prior written consent of the other Party.
Chapter VI Transfers of Shares
Article 17 (1) Where a Party wishes to make any transfer of part or all of its shares, it shall obtain the prior approval of the Board of Directors and such transfer shall take effect only after approval has been given by the original examining and approval authorities of the JV Company.
(2) Subject to Article 17(1), if either Party (the “Transferring Party”) proposes to transfer part or all of its shares to a third party, the other Party (the “Other Party”) shall have the right of first refusal in purchasing such shares on the same terms and conditions as offered by the Transferring Party to that third party. The Transferring Party shall provide a written notice (“First Notice”) to the Other Party, specifying the terms and conditions of the proposed transfer of shares. If the Transferring Party does not receive a written reply on whether or not the Other Party will exercise its right of first refusal with respect to the proposed transfer within fifteen (15) days of service of the First Notice, then, the Transferring Party shall provide another written notice (“Second Notice”) to the Other Party. If the Transferring Party does not receive a written reply on whether or not the Other Party will exercise its right of first refusal with respect to the proposed transfer within fifteen (15) days of service of the Second Notice, then the Other Party shall be deemed to have waived such right of first refusal, and the Transferring Party may opt to sell such shares to any third party on the same terms and conditions set out in the First and Second Notice. For the avoidance of doubt, the terms and conditions set out in the First and Second Notice shall become invalid after sixty (60) days of the receipt of the First Notice by the Other Party (unless otherwise agreed upon by the Parties).
(3) Any transfer by the Transferring Party of its shares shall not result in less than 25% foreign ownership in the JV Company, unless otherwise agreed by the Other Party in writing.
Chapter VII Responsibilities of the Parties
Article 18 The responsibilities of the Parties are set out as follow:-
Responsibilities of YMCIG:
(1) Providing in a timely manner its registered capital contribution to the JV Company in full in accordance with the stipulations of this Contract;
(2) Assisting the JV Company to obtain all necessary approvals and permits from the Relevant State Agencies to bring about the effectiveness of this Contract and the Articles of Association of the JV Company and to enable the Parties and the JV Company to perform the responsibilities under all the above documents;
(3) Assisting the JV Company to obtain its Business License from the State Administration for Industry and Commerce or from the institutions authorized thereby;
(4) Assisting the JV Company to obtain all necessary consents, approvals or licenses;

(5) Assisting the JV Company to apply for and obtain tax preference or exemption, value added tax rebates, and investment preferential policies or tax treatment other joint venture companies are entitled to under Chinese national, provincial or local laws, regulations and policies;
(6) Assisting the JV Company to apply for in a timely manner and obtain all documents required for the contractor under the construction contract to start and complete construction of the plant;
(7) Assisting the financing, and in particular, to liaise with Chinese banks, to structure the relevant financing plan and to review the relevant financing documentation;
(8) Assisting the JV Company to undergo all formalities for the import of necessary machines and equipment, raw materials and goods, and helping the JV Company to arrange for domestic transportation;
(9) Performing its obligations under this Contract;
(10) Supplying commercial coal to the JV Company in accordance with the principles outlined in Exhibit II; and
(11) Handling other matters entrusted to it by the JV Company.
Responsibilities of SES:
(1) Providing in a timely manner its registered capital contribution to the JV Company in full in accordance with the stipulations of this Contract;
(2) Performing its obligations under this Contract, including but not limited to the provision of the U-Gas® system technology permit to the JV Company in accordance with the Technology License Agreement (provided that the Technology License Agreement has been executed by the parties thereto);
(3) Assisting the JV Company to obtain all necessary approvals and permits from the Relevant State Agencies to bring about the effectiveness of this Contract and the Articles of Association of the JV Company and to enable the Parties and the JV Company to perform the responsibilities under all the above documents;
(4) Assisting the JV Company to design and construct the gasification plant;
(5) Assisting the JV Company to obtain its Business License from the State Administration for Industry and Commerce or from the institutions authorized thereby;
(6) Assisting the JV Company to obtain all necessary consents, approvals or licenses to enable the JV Company to obtain sufficient foreign exchange required for performing all its foreign exchange obligations, and for purchasing foreign exchange and remitting it abroad;
(7) Assisting with the relevant formalities of share pledge, provided that YMCIG provides guarantee for bank loan or provide shareholder’s loan to the JV Company;
(8) Assisting the JV Company to apply for and obtain tax benefit or exemption, VAT rebates, and investment preferential policies treatment other joint venture companies are entitled to under Chinese national or local laws, regulations and policies;
(9) Performing its obligations under this Contract; and
(10) Handling other matters entrusted to it by the JV Company.

Chapter VIII Sale and Purchase of Commodities
Article 19 The JV Company shall be responsible for the business operation and the sales of its products.
Article 20 The JV Company will sell [INSERT SCOPE OF JOINT VENTURE].
Article 21 The JV Company shall purchase commercial coal from the Yuejin or other coal mines and YMCIG shall supply commercial coal to the JV Company, through a coal purchase contract, pursuant to the principles outlined in Exhibit II.
Chapter IX Board of Directors & Supervisors
Article 22 The Board of Directors shall be the highest authority of the JV Company. The Board of Directors shall consist of eight (8) directors, of whom two (2) shall be appointed by SES, and six (6) shall be appointed by YMCIG. The JV Company shall have one Chairman who shall be appointed by YMCIG, and one Vice Chairman who shall be appointed by SES. The term of office of each director of the Board of Directors shall be four (4) years. Each director shall have only one vote.
Article 23 The term of each director of the first Board of Directors shall commence on the date of the 1st board resolution. In case of any vacancy in the Board of Directors due to personal reasons or the removal of any director by the appointing Party, the Party which made the original appointment shall appoint a replacement, within ten (10) days of such resignation or removal, for the remaining term of office of such director.
Article 24 (1) The Board of Directors shall decide all the major matters (as defined by the JV Company’s Articles of Association) of the JV Company, and conduct overall supervision on the business activities of the JV Company.
(2) Decisions on the following matters shall be made only with the unanimous approval of each director attending in person or by proxy at a duly convened Board of Directors meeting:
     (a) any amendment to the Articles of Association of the JV Company;
     (b) any increase or decrease in the registered capital of the JV Company or the total investment made by the JV Company;
     (c) the change of the form of organization of the JV Company through acquisition, division or merger with another economic entity;
     (d) the termination (except where the Term of the JV Company has expired), early termination, liquidation or dissolution of the JV Company;
     (e) any mortgage of assets of the JV Company;
     (f) the JV Company providing any security for any third party in respect of any debts other than its own debts;
     (g) either Party intends to transfer part or all of its shares;
     (h) the annual operation policy, annual operation plan, annual budget (including project budget) and annual profit distribution plan of the JV Company; and
     (i) within any fiscal year of the Term of the JV Company, the transactions between the JV Company and a Party (and any Affiliate of such Party) for the similar kind (e.g., project construction, human resources, engineer services, raw material purchase, technical services, etc.) exceeding an aggregated amount of RMB 5,000,000 (excluding coal purchase, water purchase, electricity purchase, gas purchase, and transactions between the JV Company and the other two joint ventures companies jointly invested by YMCIG and SES, provided that the price for water, electricity and gas shall not be higher than the government guidance price).
(3) In the event that the Board of Directors fails to reach an agreement due to any reason on a matter requiring unanimous approval of all the directors, the matter shall be resolved in accordance with the Dispute Resolution Procedure.
(4) All matters which shall be approved by the Board of Directors, except those set forth in Article 24(2), shall be decided by a simple majority of the directors attending in person or by proxy at a Board of Directors meeting.
(5) The Chairman of the Board of Directors shall be the legal representative of the JV Company. In the event that the Chairman is unable to perform his duties, the Vice Chairman or any other director shall be authorized by the Chairman to temporarily act on his behalf.
(6) The Board of Directors shall hold a meeting at least twice a year, to be convened and presided over by the Chairman. A special Board of Directors meeting shall be called by the Chairman at the request of at least three directors. Minutes of each Board of Directors meeting shall be kept on file. Notices of such Board of Directors meetings shall be provided in writing at least 15 days prior to the date of such meeting. If proper notice is given and a Party does not send enough directors to constitute a quorum as required in paragraph (7) below, then the Chairman may provide a second notice of such meeting in writing at least seven (7) days prior to the date of such meeting.
(7) The quorum for a Board of Directors meeting shall be no less than three (3) directors comprising not less than one (1) director appointed by each Party. If proper notice of a Board of Directors meetings is given and a quorum cannot be formed because a Party’s director(s) do not attend, then a second notice of such meeting may be given pursuant to paragraph (6) above and a quorum shall be deemed to constituted even if such Party again fails to send the requisite number of directors to form a quorum.
(8) In principle, the meeting of the Board of Directors shall be held at the legal address of the JV Company.
Article 25 The JV Company will not have a supervisors committee, but 2 supervisors, one to be appointed by SES and the other by YMCIG. The supervisors shall perform its responsibility in accordance with the PRC Company Law.
Chapter X Operation and Management Organization
Article 26 The JV Company shall establish an operation and management organization, to be responsible for the operation of the JV Company. The operation and management organization shall have one General Manager who shall be responsible to the Board of Directors and nominated by YMCIG, and 3 Deputy General Managers and one additional Deputy General Manager in the project construction period, with two Deputy General Managers nominated by YMCIG, who shall be responsible for the management affairs, except technology; and one Deputy General Manager nominated by SES, who shall manage issues related to technologies, and one Deputy General Manager during the project construction period nominated by SES, who shall be assisting the General Manager with the project management. The General Manager and Deputy General Managers shall be appointed (and may be removed) by the Board of Directors. A director may hold concurrently the position of General Manager and other senior positions. The General Manager, Deputy General Managers and Chief Financial Officer shall serve a term of 4 years, and may serve consecutive terms if reappointed by the Board of Directors. If they are replaced, the successors shall serve the remaining term of their predecessors.
Article 27 The organizational structure plan of the JV Company shall be formulated on the basis of the actual production and operation of the JV Company and be submitted to the Board of Directors for approval.
The JV Company shall have one Chief Financial Officer who shall be nominated by YMCIG and appointed (and may be removed) by the Board of Directors, and one Deputy Chief Financial Officer who shall be nominated by SES and appointed (and may be removed) by the management. The Deputy Chief Financial Officer shall assist with the work, and following the leadership of the Chief Financial Officer, and also, sign, jointly with Chief Financial Officer, any payments exceeding RMB1,000,000, and the Deputy Chief Financial Officer shall check and review any related-party transactions and the documents thereof.
Both Parties be entitled to recommend other management and finance personnel deemed appropriate at their own discretion and such personnel shall be appointed (and may be removed) by the JV Company.
Article 28 The General Manager shall, in accordance with the resolutions and authorization of the Board of Directors, carry out the daily management and operation and business development of the JV Company. In addition to reporting to the Board of Directors the business operation, the General Manager shall also submit reports to the Board of Directors, either proactively or at the Board of Directors’ request when there is material change in the business development or business prospects of the JV Company. The Deputy General Managers shall assist the General Manager in his work.
Either Party shall be entitled to appoint, when it deems necessary, at its own cost, one or more internal auditor(s) or engage external auditor(s) registered and practiced in the PRC, to audit and inspect the JV Company’s financial income, payments, accounts and internal controls, and the JV Company shall cooperate with any such audit and inspection.
The JV Company shall ensure that financial reports are delivered to YMCIG and SES within ten (10) business days after the end of a month or quarter.
Article 29 The Parties hereby acknowledge and agree that, both Parties shall ensure the officers and employees of the JV Company will observe in a strict manner all applicable laws including all anti-corruption regulations, and have not made and will not make directly or indirectly, any payment or present any valuable gifts to any government officials for the purpose of obtaining or retaining business.
Article 30 If it is found that, the Chairman, Vice Chairman, any director, the General Manager, the Deputy General Managers, the Chief Financial Officer, the Deputy Chief Financial Officer, or any other employee is (i) engaging in any business activities other than those of the JV Company and compete with the JV Company; (ii) intentionally harming the interest of the JV Company which causes damages to the JV Company; or (iii) engaging in malpractices or in serious breach of his duties, the JV Company and/or the Board of Directors shall be entitled to dismiss such person from his position, and demand compensation for such economic losses.
The role and responsibility of the Board of Directors, operation and management organization of the JV Company shall be interpreted in accordance with the Law of the People’s Republic of

China on Sino-Foreign Equity Joint Ventures and the PRC Company Law. Any matters not covered in the Law of the People’s Republic of China on Sino-Foreign Equity Joint Ventures, the PRC Company Law shall govern.
Chapter XI Purchase of Equipment
Article 31 Any equipment or materials which need to be imported shall be approved by the Board of Directors. The imported equipment or materials and the respective vendors shall be selected through a competitive bidding process. Application for exemption from duty and VAT shall be made for all such facilities or materials in accordance with Applicable Laws.
Chapter XII Preparation and Construction
Article 32 During the preparation and construction period of the JV Company, a preparation and construction office shall be established under the Board of Directors. With the approval of the Board of Directors, the JV Company may utilize SES’s resources and expertise to participate in the preparation and construction of the gasification plant.
Article 33 The preparation and construction office shall be responsible for: including but not limited to the whole project process from engineering, construction, testing and commissioning, completion and acceptance.
Article 34 The JV Company shall establish certain working groups within the preparation and construction office in charge of project management, construction, procurement and technology.
Article 35 Upon the completion of the construction of the plant and the ancillary distribution engineering works and the completion of the taking over procedures, the preparation and construction office shall be dissolved pursuant to the approval of the Board of Directors, the employees of the preparation and construction office shall be transferred to the relevant departments in the JV Company.
Article 36 The JV Company shall be responsible for the preparation and construction of the plant.
Chapter XIII Labor Management
Article 37 The employees of the JV Company shall be entitled to establish a labor union and carry out labor union activities in accordance with the provisions of the Labor Union Law of the People’s Republic of China. The JV Company shall set aside and use labor union funds in accordance with applicable laws.
Article 38 Matters regarding recruitment, employment, dismissal, wage, labor insurance and protection, welfare benefits, awards and disciplinary actions shall be implemented in accordance with the relevant PRC labor laws and regulations, and shall be provided for in the labor contracts. All such labor contracts shall be filed by the JV Company at the relevant State agencies for labor administration.
Article 39 Matters of remuneration, social insurance, welfare and the standards for business travel expenses for the senior management of the JV Company shall be approved at the meeting of the Board of Directors. The social insurance, remuneration, welfare shall be given reference to YMCIG’s related rules.
Chapter XIV Profit Distribution; Risks and Losses
Article 40 Unless otherwise provided herein, during the Term, the Parties shall share the profits of the JV Company in proportion to their respective paid up registered capital contribution.
When the Board of Directors resolute on the profit distribution in each fiscal year during the Term, if SES’s shares have been pledged to YMCIG, the JV Company shall distribute to the Parties not less than sixty-five percent (65%) of the Distributable Profits in that fiscal year according to each Party’s contribution to the JV Company’s registered capital; if SES’s shares are not pledged to YMCIG or if such pledge has been discharged, then the JV Company shall distribute to the Parties not less than ninety percent (90%) of the Distributable Profits in that fiscal year according to each Party’s contribution to the JV Company’s registered capital. Distributable Profits shall be distributed to the Parties within thirty (30) days of a Board of Directors resolution stipulating the distribution of such Distributable Profits to the Parties. Each Party shall procure that its Directors shall vote in favour of a resolution of the Board of Directors approving the distribution of the minimum profits permitted to the Parties.
Article 41 Any losses of the JV Company from previous years shall be recovered from the profits of the JV Company in the current year before making any distribution to the Parties. If the amount of profits is insufficient to recover such losses, the Reserve Fund shall be utilized for such recovery.
Chapter XV Taxation, Financial Accounting, Audit, Bank Account and Foreign Exchanges
Article 42 The JV Company shall pay all applicable taxes in accordance with Applicable Laws.
Article 43 The staff and workers of the JV Company shall pay their individual income tax in accordance with the provisions of the Individual Income Tax Law of the People’s Republic of China.
Article 44 The JV Company shall allocate funds to the Three Funds in accordance with the provisions of the Law of the People’s Republic of China on Sino-Foreign Equity Joint Ventures. The amount to be drawn annually for the Three Funds shall be determined by the Board of Directors.
The Reserve Fund may be used for the reduction of any losses and for making up any shortage of the Enterprise Expansion Fund of the JV Company; the Employee Welfare and Bonus Fund may be used for the payment of bonuses and the collective welfare of the staff and workers; and the Enterprise Expansion Fund of the JV Company may be used for the expansion, improvement and maintenance of the production facilities of the JV Company.
Article 45 The first fiscal year of the JV Company shall commence on the date of the issuance of the JV Company’s Business License and end on December 31 of the same year. Afterwards, the fiscal year shall begin on January 1 and end on December 31 of each year. All financial statements, reports and accounting books shall be written in both Chinese and

English. Either Party shall be entitled, where necessary, to examine the financial and accounting report, the accounting books and records and other related documents of the JV Company, and to make copies thereof which shall not be disclosed to any third parties without the consent of the JV Company and the expenses so incurred shall be borne by the Party carrying out the examination. Such examination shall not interfere with the normal operation of the JV Company. The JV Company shall prepare quarterly reports to be submitted to the Parties. The contents of such report shall include the total synthesis gas, steam and fly ash output generated by the plant, the revenues and expenditures of the JV Company and the situation regarding spare capacity and the efficiency of the plant in the previous quarter.
Article 46 The Board of Directors of the JV Company shall engage an internationally recognised accounting firm registered in China to act as its independent auditor, who shall carry out its duties in accordance with Applicable Laws and applicable accounting standards. Such accounting firm shall conduct annual examinations and audits of financial statements of the JV Company and issue relevant certificates and reports. In addition, such accounting firm shall assist in the formulation of the JV Company’s annual financial statements and shall jointly examine, verify and sign-off on such annual financial statements, and any other relevant documents, certificates, reports and statements.
Within two (2) months of the commencement of each fiscal year, the General Manager shall arrange the preparation of a balance sheet, a profit and loss statement for the previous fiscal year and a proposal for profit distribution, which shall be submitted to the Board of Directors for examination and approval.
Article 47 The JV Company shall use RMB as its standard accounting currency. The JV Company shall open USD and RMB accounts. All matters of the JV Company concerning foreign exchange shall be conducted in accordance with the relevant stipulations of the Regulations on Foreign Exchange Control of the People’s Republic of China. All foreign exchange obtained by the JV Company through conversion of its RMB revenue shall be directly deposited into the JV Company’s USD account. All foreign exchange expenditures of the JV Company as well as the return on investment and profits payable by the JV Company to SES shall be drawn from such USD account.
Chapter XVI Construction of the Project
Article 48 The JV Company may select one or more construction contractor(s) to construct the project through a competitive bidding process.
The Board of Directors shall be entitled to appoint an independent supervising engineer to oversee the performance of the relevant contractors and sub-contractors under the construction contract. In addition, each Party shall be entitled to appoint a site representative engineer, whose responsibilities shall include the monitoring of construction, staff training and health and safety matters and supervise commissioning and relevant testing of the project.
In order to ensure the sustainability and scientificity of the development of the project, the Parties shall carry out the design based on the current products but, at the same time, preserve an interface at the exit of the filter system for other downstream products.
Article 49 Unless otherwise agreed upon, the Parties shall appoint one or more design institutes to carry out the engineering design for the project through a competitive bidding process.

Chapter XVII Term, Termination and Liquidation
Article 50 The term of the JV Company (the “Term”) shall be thirty (30) years commencing from the issuance of the Business License. Subject to complying with Applicable Laws, upon the recommendation of the Board of Directors, the Parties may apply, at least six (6) months prior to the expiry of the Term, to the original examining and approving authorities of the JV Company for an extension of the Term.
Article 51 This Contract shall lapse at the expiry of the Term, unless it is terminated by the Parties earlier in accordance with the provisions of Article 53.
     If within three (3) months after obtaining the Business License, either Party, in whatever reason, fails to contribute its registered capital in accordance with the time limit outlined in this Contract, then the joint venture in this Contract shall be terminated immediately.
Article 52 At the expiry of the Term or upon earlier termination in accordance with Applicable Laws, or mutual covenants, the liquidation of assets of the JV Company shall be conducted in accordance with Applicable Laws and the Articles of Association. Liquidation shall be carried out in accordance with Applicable Laws.
Article 53 In the event that a Party is in breach of the Contract (the “Default Party”), the other Party shall be entitled to notify the Default Party in writing (the “Default Notice”), stating the circumstances of the breach and requiring the rectification of such breach by the Default Party within such period as the Parties may agree (or where the Parties fail to reach such agreement, within thirty (30) days from the date of the Default Notice) or requiring the Default Party to enter into good faith negotiations with the other Party with a view to agreeing on the settlement of the matter. The following articles in this Chapter shall apply only in the following cases:(a) failure by the Default Party to rectify the breach specified in the Default Notice within the above specified period; (b) failure by the Parties to agree on the settlement of the matter; or (c) the breach committed by the Default Party is incapable of remedy.
     (1) In the event that either Party fails to contribute its respective registered capital within the time period and in the amounts as set forth in the Contract, such Party shall pay liquidated damages to the other Party in the amount of 0.1% of any unpaid outstanding amount(s) per day, and if the contribution by a Party is overdue for more than ninety (90) days, the other Party, in addition to its entitlement to liquidated damages as aforesaid, shall have the right to terminate the Contract and to claim against the Default Party for any losses arising therefrom.
     (2) In the event that either Party commits a breach of this Contract which results in loss of or damages to the other Party, unless a settlement has been agreed by the Parties pursuant to the preceding clause, the Default Party shall be liable for such loss or damages. In the event that either Party commits a material breach of the Contract which results in the other Party’s inability to realize the purpose of this joint venture, such other Party shall have right to terminate this Contract and claim against the Default Party for any losses arising therefrom.
Chapter XVIII Change in Law
Article 54 If there is any change in the Applicable Laws or enactment of any new Applicable Laws after the date of execution of this Contract, the changed Applicable Laws or the newly enacted Applicable Laws shall apply. If the economic benefits of a Party under this

Contract are substantially affected as a result of any change of Applicable Laws, it shall be dealt with through consultation conducted in good faith.
Chapter XIX Force Majeure
Article 55 In the event that the performance of this Contract is directly affected or that the Contract cannot be performed in accordance with the agreed-upon terms and conditions due to a Force Majeure event (any objective event that is unforeseen and unavoidable and cannot be overcome), the Party affected by the above Force Majeure events shall within fifteen (15) days of the occurrence of such Force Majeure event do its utmost to mitigate its losses to the lowest extent, notify the other Party of the situation resulting from such events, and provide a detailed report on the Force Majeure event together with a valid document evidencing the reasons for which this Contract cannot be performed fully or partially or why performance must be delayed. Such documents shall be issued by the notary public organization or the Relevant State Agencies at the location in which such Force Majeure event occurred. The Parties shall hold discussions and consultations to decide whether this Contract shall be terminated, whether the affected Party shall be fully or partially exempted from the responsibility to perform this Contract or whether the affected Party shall be given an extension of time for the performance of its obligations under the Contract.
Chapter XX Applicable Laws
Article 56 (1) The execution, effectiveness, interpretation, performance of this Contract and the settlement of disputes shall be governed by PRC law; and
     (2) The JV Company and the Parties shall use their best endeavour to obtain tax benefit, preferential investment treatment and other preferential treatment and interests promulgated after the execution of this Contract in addition to those stipulated in this Contract.
Chapter XXI Settlement of Disputes
Article 57 Any dispute, difference or claim arising out of or in connection with this Contract, including (a) any question regarding its existence, validity or termination and (b) any failure by the Board of Directors to achieve unanimity where it is required to do so under this Contract or the Articles of Association (each as “Dispute”) shall be resolved in accordance with the dispute resolution procedure set out in Article 57 to Article 60 inclusive (the “Dispute Resolution Procedure”). All negotiations connected with the Dispute shall be conducted in strict confidence and without prejudice to the rights of the Parties in any future legal or arbitral proceedings.
Article 58 All Disputes shall, in the first instance, be referred by either Party (upon notice to the other Party) to the Chief Executive Officer of SES and the Chairman of YMCIG (the “Senior Executives”) for discussion and settlement as soon as possible. The joint and unanimous decision of the Parties’ respective Senior Executives as recorded in writing and signed by them shall be binding on the Parties.
Article 59 If the Dispute cannot be resolved by the Parties’ respective Senior Executives within a maximum of thirty (30) days (or such other period as the Parties may agree in writing)

after it has been referred to them under Article 58, then the Dispute shall be referred to arbitration in accordance with Article 60.
Article 60 Any Dispute which has not been resolved by the Parties within the time period referred to in Article 59 may be referred by either Party to CIETAC and shall be determined by arbitration in accordance with the provisions of this Article 60:
     (1) any such arbitration shall be conducted in accordance with the CIETAC Arbitration Rules and the provisions of this Article 60;
     (2) the arbitration tribunal shall consist of three arbitrators, of whom one appointed by SES, one by YMCIG and the third arbitrator (the “Presiding Arbitrator”) appointed by agreement between the Parties, or, if the Parties cannot agree, by the Chairman of CIETAC, subject to the criteria set out in sub-Article (3) below;
     (3) the Presiding Arbitrator shall not be (i) a Chinese national or an US national or (ii) a permanent resident or citizen of the Hong Kong Special Administrative Region or Macau Special Administrative Region or Taiwan Province or (iii) a national of the Mauritius, and if either of the Parties fails to appoint an arbitrator within the time specified in the CIETAC Arbitration Rules, the Chairman of CIETAC shall make such appointment in accordance with the criteria agreed herein;
     (4) the place of arbitration shall be Beijing and the arbitration shall be conducted in both English and Chinese;
     (5) any arbitral award shall be final and binding;
     (6) the costs of the arbitration, the arbitration fees and other expenses shall be borne by the losing Party, unless otherwise determined by the arbitration tribunal;
     (7) each Party will fully implement the arbitration award and waives any right to contest the jurisdiction of CIETAC to hear and to determine any arbitration.
Article 61 During the Dispute Resolution Procedure, except for the relevant matter(s) in dispute, the Parties shall continue to exercise their respective rights under this Contract, and continue to perform their respective obligations.
Chapter XXII Language
Article 62 This Contract and its Exhibits shall be written in Chinese and English and both versions have equal legal effect, and if there are any discrepancies between the two language versions the Chinese version shall prevail. This Contract shall be executed in six (6) counterparts: one (1) counterpart for each Party, and the rest for filing with the authorities examining and approving the JV Company, the relevant Administrative Departments of Industry and Commerce, and for the JV Company records.
Chapter XXIII Effectiveness and Confidentiality of Contract and Miscellaneous
Article 63 This Contract shall become effective upon all the fulfilment of the following conditions:
     (1) This Contract has been executed by the legal representatives of the Parties (or representatives authorised by the Parties);

     (2) This Contract has been reported to and approved by the relevant government authority;
Article 64 Each Party shall keep confidential the information obtained from the other Party during the negotiation and performance of this Contract.
Article 65 The JV Company shall, at its own expense, subscribe necessary insurance during the period of project construction and operation. The coverage, sum insured and insurance period shall be determined by the Board of Directors of the JV Company.
Article 66 Any amendment to this Contract shall be agreed upon by the Parties in writing, and shall come into force upon approval by the original examining and approving authorities of the JV Company.
Chapter XXIV Representations and Warranties
Article 67 Each of the Parties represents and warrants to the other Party that:
     (1) it is established under the laws of its country of incorporation with effective legal status and is in the possession of full power and authority to enter into this Contract and to perform its obligations hereunder; and
     (2) the execution and performance of the terms of this Contract will not comprise or constitute a breach under its constitution documents or any other agreement or document by which it is bound or any law or regulation to which it is subject. It is obligated for obtaining all legal approvals or authorizations required relating to its performance of this Contract.
Chapter XXV Notices
Article 68 Notices or other communication from either Party or from the JV Company shall be given by registered mail, express mail or facsimile to the following addresses or such other addresses as designated by the Parties from time to time:

To YMCIG:
Address:	No. 6, Qian Qiu Road, Yima City, Henan Province, China
Post Code:	472300
Fax:	(86) 398-5898906
For the attention of:	Wang Lan Fu
To SES:
Address:	Synthesis Energy Investment Holdings, Inc, 526 Pine City Center, 777 Zhao Jia Bang Road, Shanghai China,
Post Code:	200032
Fax:	(86-21) 6422-0869
For the attention of:	Huang Xiao Fei
     Notices given to YMCIG by registered mail or facsimile shall be in Chinese, and notices given to SES by registered mail or facsimile shall be in Chinese or English. Notices shall be deemed to have been effectively given:

     (1) in the case of a notice given by express delivery, when the recipient signs for the delivery at the designated address;
     (2) in the case a notice given by registered mail, on the seventh day after the date on which it is posted by registered airmail with postage prepaid (as indicated by the postmark).
     (3) in the case of a notice given by facsimile transmission, on the first business day (at the location of the recipient) following the date of confirmed transmission.
Chapter XXVI Miscellaneous
Article 69 The definitions given in Exhibit I shall apply to this Contract.
Article 70 Entire Agreement. This Contract and the Other Project Documents constitute the entire understanding between the Parties with respect to the subject matter of this Contract and the Other Project Documents and supersede all previous written and oral understandings and agreements with respect to the subject matter; neither Party shall have relied upon any representations or warranties, whether express or implied, other than those made in this Contract.
Article 71 Binding Effect of the Contract: the terms of this Contract shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. The provisions of this Contract, whether express or implied, are not intended to, nor shall give any others any form of rights, interests or remedies hereunder or arising herefrom.
Article 72 Delay and Waiver. To the extent within the time limit under Applicable Laws, any delay or failure of a Party to exercise any accumulated rights, power or remedies arising as a result of any default by the Other Party hereunder shall not be construed as a waiver of its rights to claim for such default or as acquiesce to such default, and a waiver to claim for any single default shall not be construed as a waiver to claim for other prior or future defaults.
Article 73 This Contract shall supersede the joint venture contract previously executed by and between the Parties on April 30, 2009. Any other covenant, contract, agreement, supplementary agreement, etc, except for technical non-disclosure agreement and technology license agreement, in relating to the previous joint venture contract which were executed between the Parties before the effective date of this Contract shall become null and void. The articles of association shall be amended accordingly pursuant to the principles of the Contract amendment.

Yima Coal Industry Group Co., Ltd.	Synthesis Energy Investment Holdings, Inc.

Legal Representative or	Legal Representative or

Authorized Representative	Authorized Representative

Signature:	Signature:

Exhibit I Definitions
“Affiliate” means any person or entity that owns or Controls, is owned or Controlled by or is under common ownership or Control with a Party. However, YMCIG shall not be deemed as an affiliate of other enterprises or entities only because such enterprises or entities are under common ownership or Control of the government with YMCIG.
“Applicable Laws” mean the laws, regulations, provisions, rules of the PRC (including: national, provincial or municipal laws, regulations, provisions, rules or any documents attached to any necessary approvals or consents).
“Articles of Association” means the articles of association of the JV Company.
“Business License” means the business license of the JV Company to be issued by the local Administration for Industry and Commerce following the signing by the Parties and the approval by the competent commerce authority of this Contract.
“CIETAC” means the China International Economic and Trade Arbitration Commission.
“CIETAC Arbitration Rules” means the arbitration rules for the time being of CIETAC.
“Contract” means this joint venture contract and all preamble, recitals and Exhibits hereto.
“Control” means in relation to a company the ability to exercise, or direct the exercise of, greater than half of the voting power at any meeting of the shareholders or board of directors of that company (and “Controls”, “Controlled” shall be construed accordingly).
“Dispute” has the meaning given in Article 57.
“Dispute Resolution Procedure” has the meaning given in Article 57.
“Distributable Profits” for a given year or half year mean the profits (subject to Article 41) distributable to the Parties hereunder after deduction of the following items from the total revenue of the JV Company in any given year or half year:
(1)	all costs of the JV Company (including but not limited to operating and financing costs);

(2)	all taxes or reserves for taxes payable by the JV Company;

(3)	all amounts to be credited to the Three Funds of the JV Company; and

(4)	all due or overdue debts of the JV Company which shall be repaid within such fiscal year.
“Enterprise Expansion Fund” shall assume the meaning as assigned to it in the Law of the People’s Republic of China on Sino-Foreign Equity Joint Ventures.
“Employee Welfare and Bonus Fund” shall assume the meaning as assigned to it in the Law of the People’s Republic of China on Sino-Foreign Equity Joint Ventures.
“Pre-operation Expenses” means any expenses which would, in accordance with generally accepted accounting standards in the PRC, be considered as pre-operation expenses.
“Relevant State Agencies” mean the PRC Government, the Henan Provincial People’s Government, the San Men Xia City People’s Government, Yima City People’s Government, any ministry, department, political sub-division, instrumentality, agency, company, corporation, government undertaking or commission under the direct or indirect control of the PRC

Government, the Henan Provincial People’s Government, the San Men Xia City People’s Government, Yima City People’s Government or any political sub-division of them.
“Reserve Fund” shall assume the meaning as assigned to it in the Law of the People’s Republic of China on Sino-Foreign Equity Joint Ventures.
“RMB” means the Renminbi, the lawful currency of the PRC.
“SAFE” means the State Administration of Foreign Exchange.
“SES” means Synthesis Energy Investment Holdings, Inc.
“Technology License Agreement” means the technology license agreement entered between Synthesis Energy Systems, Inc. (the ultimate parent company of SES and the legal owner of the right to use U-Gas technology) and the JV Company.
“Three Funds” mean the Reserve Fund, Employee Welfare and Bonus Fund and Enterprise Expansion Fund of the JV Company.
“USD” means the United States Dollar, the lawful currency of the United States of America.
“YMCIG” means Yima Coal Industry Group Co., Ltd.

Exhibit II — YMCIG Coal Supply to JV Company
YMCIG hereby commits to supply commercial coal to the JV Company pursuant to the following principles:
1.	Price and Quantity

1.1	YMCIG agrees to supply commercial coal to the JV Company on the long-term basis, and YMCIG shall execute a commercial coal sales and purchase agreement with the JV Company on yearly basis to specify the quantity, quality, unit price, payment and etc.

1.2	YMCIG shall sell commercial coal to the JV Company at preferential price. If the preferential price is higher than the market price, then, YMCIG shall sell commercial coal at market price; while if the preferential price is not higher than the market price, then YMCIG shall sell commercial coal at preferential price.

1.3	YMCIG shall change and adjust the commercial coal price to the JV Company in accordance with the industry practices.

2.	Quality

2.1	The quality for the coal that YMCIG supplies to the JV Company shall be referred to the design base coal specifications outlined in the Technology License Agreement.